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FOUNDED 1866

May 29, 2008

ING USA Annuity and Life Insurance Company 1475 Dunwoody Drive, Suite 400 West Chester, Pennsylvania 19380-1478

Re:	ING USA Global Funding Trust 6: $1,250,000,000 Extendible Secured Medium-
Term Notes due 2013

Ladies and Gentlemen:

     We have acted as special counsel to ING USA Annuity and Life Insurance Company, an Iowa insurance company (“ING USA”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by ING USA of a Registration Statement on Form S-3 (File No. 333-123457) on March 18, 2005, as amended by Amendment No. 1 filed with the Commission on April 22, 2005, Amendment No. 2 filed with the Commission on May 17, 2005, Post-Effective Amendment No. 1 filed with the Commission on June 16, 2006 and Post-Effective Amendment No. 2 filed with the Commission on September 8, 2006 (including the documents incorporated by reference therein, the “Registration Statement”), including (i) a prospectus (including the documents incorporated by reference therein, the “Prospectus”) relating to secured medium-term notes to be issued from time to time by newly established separate and distinct special purpose common law trusts, each of which will be formed in a jurisdiction located in the United States specified in the applicable pricing supplement to the Prospectus, (ii) a prospectus supplement to the Prospectus relating to secured medium-term notes to be issued from time to time by the trusts primarily to institutional investors (the “Institutional Prospectus Supplement”) and (iii) a prospectus supplement to the Prospectus relating to INGsm USA CoreNotes® to be issued from time to time by the trusts primarily to retail investors (the “Retail Prospectus Supplement”).

     The Registration Statement provides for: (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of notes to be issued by the trusts, with each trust to issue its notes pursuant to an indenture to be entered into between such trust and an indenture trustee specified in the applicable indenture, substantially in the form filed as an exhibit to the Registration Statement and (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, of ING USA’s funding agreements (each in substantially the form filed as an exhibit to the Registration Statement) to be sold by ING USA to the trusts in connection with the issuance and sale of notes.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

May 29, 2008 Page 2

This opinion letter is delivered to you in connection with the issuance and sale by ING USA Global Funding Trust 6, a common law trust formed under the laws of the State of Illinois (the “Trust”), of $1,250,000,000 aggregate principal amount of the Trust’s Extendible Secured Medium-Term Notes due 2013 (the “Notes”) pursuant to the Registration Statement, the Institutional Prospectus Supplement and the Pricing Supplement (as defined below).

     In furnishing this opinion letter, we have reviewed: (i) the Registration Statement, the Prospectus, the Institutional Prospectus Supplement, the Retail Prospectus Supplement and Pricing Supplement No. 6, dated May 21, 2008, relating to the Notes (the “Pricing Supplement”), (ii) the trust agreement, dated as of the date of the Pricing Supplement (the “Trust Agreement”), which adopts and incorporates the standard trust terms, dated as of September 8, 2006, between U.S. Bank National Association, as trustee and GSS Holdings II, Inc., as trust beneficial owner, (iii) the indenture, dated as of May 29, 2008 (the “Indenture”), which adopts and incorporates the standard indenture terms, dated as of September 8, 2006, between Citibank, N.A., as indenture trustee, and the Trust, (iv) the distribution agreement, dated as of September 12, 2006 entered into by and among ING USA and the agents named therein, acknowledged and agreed to by the Trust pursuant to the terms agreement, dated as of the date of the Pricing Supplement, executed by the Trust through the execution of the Omnibus Instrument (defined below), (v) the omnibus instrument, dated as of May 21, 2008 (the “Omnibus Instrument”), that includes the Trust Agreement and the Indenture executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi) the closing instrument, dated as of May 29, 2008, (vii) the Notes and (viii) Funding Agreement No. RMTN-6 executed by ING USA. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such other agreements, documents, certificates and other statements of governmental officials and other instruments, have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant or necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the authentic original documents of all documents submitted to us as copies.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, upon the due execution and authentication of the Notes as provided in the Indenture and the delivery of the Notes to the purchasers thereof against payment of the agreed consideration therefor, the Notes will be the valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms, except as enforceability is limited by the effects of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the State of Illinois. This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances which may hereafter come

May 29, 2008 Page 3

to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

     We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by ING USA in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP